Exhibit 10.4

SUBSTITUTE PROMISSORY NOTE

U.S. S1.125.72Q.Q0

This Substitute Promissory Note is given to correct typographical errors contained in the form of Promissory Note provided as Exhibit C of that certain Lease Sale/Purchase Agreement between Energy Fuels Resources Corporation and Nuclear Energy Corporation, LLC signed and entered into on October 13, 2011.

1.	For value received, Energy Fuels Resources Corporation, a Colorado corporation whose address is 44 Union Blvd., Suite 600, Lakewood, Colorado 80228 (the "Borrower") promises to pay Nuclear Energy Corporation LLC, a Colorado limited, liability company, whose address is 18050 County Road G, Cortez, Colorado 81321 (the "Note Holder") or order, the principal sum of One Million, One Hundred Twenty Five Thousand, Seven Hundred Twenty Dollars and Noll00 ($1,125,720.00) (the "Principal") from October 12, 2011, until paid, at an interest rate of zero percent (0%) per annum. The Principal shall be payable at the address of Note Holder designated above, or such other place as Note Holder may designate in writing to Borrower, according the following payment schedule:
a.	On or before November 7, 2011; One Hundred Twenty Five Thousand Dollars and No/100 (US$125,000.00).
b.	On or before October 13, 2012: Two Hundred Fifty Thousand, One Hundred Eighty Dollars (US$250,180.00).
c.	On or before October 13, 2013: Two Hundred Fifty Thousand, One Hundred Eighty Dollars (US$250,180.00).
d.	On or before October 13, 2014: Two Hundred Fifty Thousand, One Hundred Eighty Dollars (US$250,180.00).
e.	On or before October 13, 2015: Two Hundred Fifty Thousand, One Hundred Eighty Dollars (US$250,180.00).
f.	Such payments shall continue until the entire indebtedness evidenced by this Note is fully paid; provided, however, if not sooner paid, the entire principal amount outstanding shall be due and payable on October 13, 2015.
2.	Borrower shall pay to Note Holder a late charge of five percent (5%), at simple interest per annum, of any payment not received by Note Holder within fifteen (15) days after the payment is due.
3.	Payments received for application to this Note shall, be applied first to the payment of late charges, if any, and second to the reduction of the principal amount hereof.
4.	If any payment required by this Note is not paid when due, the Note Holder shall provide the Borrower with written notice of default. If upon providing written notice of default to the Borrower, the Borrower has not paid to the Note Holder the late Principal amounts (along with applicable late payments) within thirty (30) days of providing such notice, in the sole and absolute discretion of Note Holder, the Note Holder shall have the option to either (i) require that the entire principal amount outstanding be at once due and payable, or (ii) the Note Holder may demand that Borrower reassign to Note Holder that certain Mineral Lease by and between J.H. Ranch, Inc. and the Louise Hicks Family Trust, as lessors, and Note Holder, as lessee, dated October 10, 2011 (the "Lease"), and subsequently assigned to Borrower by that certain Assignment of Mineral Lease by and between Note

Holder and Borrower, dated October 13, 2011 (the "Assignment"), fat the event Note Holder elects to pursue option (ii) above, the Note Holder shall surrender any right to receive any unpaid Principal balance then due hereunder, and the Borrower shall be relieved of any obligations hereunder, monetary or otherwise.

5.	Borrower may prepay the principal amount outstanding under this Note, in whole or in part, at any time without penalty. Any partial prepayment shall be applied against the Principal amount outstanding and shall not postpone the due date of any subsequent payments or change the amount of such payments.

6.	Any notice to the Borrower provided for in this Note shall be in writing, shall be given at the address specified above, and be given and be effective upon (a) delivery to the Borrower or (b) by mailing such notice by U.S. certified mail, return receipt requested, addressed to the Borrower at Borrower's address stated below, or to such other address as the Borrower may designate by written notice to the Note Holder. Any notice to the Note Holder shall be in writing, shall be given at the address specified above, and shall be given and be effective upon (a) deliver to the Note Holder or (b) by mailing such notice by U.S. certified mail, return receipt requested, to the Note Holder at the address stated in the first paragraph of this Note, or to such other address as the Note Holder may designate by written notice to the Borrower.
7.	Borrower may assign this Note to a 3rd party without the prior written consent of Note "Holder, and Borrower shall provide the Note Holder with written notice of any assignment; except however, that the Borrower shall remain fully liable for all obligations hereunder unless the Note Holder provides written consent to the assignment and assumption, which consent shall not be unreasonably withheld.

ENERGY FUELS RESOURCES CORPORATION

A Colorado corporation

By:	/s/ Stephen P. Antony
Stephen P. Antony, President

ATTEST:

/s/ Gary R. Steele
Secretary

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Pinon Ridge Mining LLC

P.O. Box 888

Nucla, Colorado 81424

October 13, 2015

NUCLEAR ENERGY CORPORATION LLC

18050 Road G

Cortez, Colorado 81321

Gentlemen,

Pinon Ridge Mining LLC, who has assumed that certain Promissory Note between Nuclear Energy Corporation LLC and Energy Fuels Resources Corporation, requests that the payment due October 13, 2015 be delayed until January 13, 2016. In consideration for such deferral, Pinon Ridge will add interest from the date of October 13, 2015, until the date paid at the annual rate of one percent (1%).

Please acknowledge your concurrences with this arrangement.

Sincerely,

/s/ George E. Glasier
George E. Glasier, President

ACKNOWLEDGED THIS ____ DAY OF OCTOBER 2015

B MINING COMPANY		KIMMERLE MINING LLC

By		By
	Michael Moore		Kyle Kimmerle

ANDREWS RESOURCE LLC		REARDON STEEL LLC

By		By	/s/ Michael Thompson
	David Andrews		Michael Thompson

COUGAR CANYON LTD.

By	/s/ Kathleen A. Glasier
Kathleen A. Glasier, President

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Pinon Ridge Mining LLC

P.O. Box 888
Nucla, Colorado 81424

February 8, 2016

NUCLEAR ENERGY CORPORATION, LLC

18050 Road G

Cortez, Colorado 81321

Gentlemen,

Pinon Ridge Mining LLC (“PRM”), who has assumed the attached Substitute Promissory Note (the “Note”) between Nuclear Energy Corporation LLC (“NUECO”) and Energy Fuels Resources Corporation, requests that the payment which was previously extended to January 13, 2016, by the attached letter agreement dated October 13, 2015, be delayed for an additional five months until June 13, 2016. In consideration for the additional five-month deferral period, PRM agrees that the aggregate principal amount, accrued interest and late fees outstanding under the Note of US$253,836 shall be increased by ten percent (10%) to a total principal amount outstanding of US $279,220. In addition, PRM agrees to make an immediate payment to NUECO in the amount of US$5,000, which payment shall not reduce the principal amount outstanding.

PRM further agrees to continue to accrue at an annualized rate of six percent (6%) through the June 13, 2016 terminal date. For the sake of clarity, the 6% rate shall represent the 5% late charge set forth in the Note plus the 1% additional extension fee established in the attached letter agreement dated October 13, 2015; all accruals shall be payable on the June 13, 2016 terminal date.

Please acknowledge your concurrences with this arrangement.

Sincerely,

/s/ George E. Glasier
George E. Glasier, President

ACKNOWLEDGE THIS 11th DAY OF FEBRUARY 2016

NUCLEAR ENERGY CORPORATION, LLC

By	/s/ Michael Thompson
Michael Thompson, Managing Member

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